Exhibit 99.4

July 31, 2024

Health In Tech, Inc.

701 S. Colorado Ave, Suite 1

Stuart, FL 34994

Re: Consent of Frost & Sullivan Limited

Ladies and Gentlemen,

We understand that Health In Tech, Inc. (the “Company”) intends to file a registration statement on Form S-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data, and statements from our research reports and amendments thereto, including, but not limited to, the industry research report titled “Self-funded Medical Plan Market in the U.S.: Independent Industry Research” (including any subsequent amendments to the Report. the “Report”), as well as the Report and the citation of our research report and amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 10-K, Form 10-Q, or other SEC filings (collectively, the “SEC Filings”), (iv) on the website of the Company and any of its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Proposed IPO, and (vi) in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully

For and on behalf of

Frost & Sullivan Limited.

/s/ Charles Lau
Name:	Charles Lau
Title:	Executive Director